Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Part B of the Registration Statement No. 811-04861 on Form N-1A of Fidelity Garrison Street Trust: Fidelity VIP Investment Grade Central Fund.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 1, 2006